Exhibit 99.1

Callon Petroleum Names Kevin Haggard Chief Financial Officer

HOUSTON, May 10, 2021 /PRNewswire/ -- Callon Petroleum Company (NYSE: CPE) (“Callon” or the “Company”) today announced that Kevin Haggard has been appointed Senior Vice President and Chief Financial Officer (“CFO”), effective May 17, 2021. Mr. Haggard brings more than 20 years of leadership experience across energy and finance. Most recently, he served as Vice President and Treasurer of Noble Energy, where he directed the company’s global corporate finance and treasury operations and maintained relationships with the company’s key capital providers.

“I look forward to welcoming Kevin to the Callon team,” said Joe Gatto, Chief Executive Officer and President of Callon. “Kevin’s expertise as a seasoned financial leader with deep experience in both the upstream sector and in investment banking will serve us well as we continue working towards our deleveraging goals. He has a track record of taking strategic action and building impactful teams and relationships across organizations. In speaking with him, it is also clear that Kevin shares Callon’s values and brings leadership skills that will help continue developing the Callon team and advancing our sustainability focus, all with the goal of delivering meaningful long-term value to our stakeholders.”

Mr. Haggard commented: “I am excited to join Joe and the rest of the Callon team as the Company continues to drive alignment with shareholders in the upstream sector by prioritizing debt reduction, free cash flow generation, and the reduction of greenhouse gas emissions. I was also drawn to – and look forward to advancing – Callon’s foundational values, which have enabled the Company to foster positive engagement with its shareholders and other important stakeholders.”

Mr. Haggard succeeds James “Jim” Ulm, II, who previously announced his intentions to retire. Following his retirement later this month, Mr. Ulm will remain with the Company in a consulting position for an interim period to ensure a smooth transition.

Before joining Noble Energy in 2016, Mr. Haggard served as Vice President, Finance and Treasurer of Trinity River Energy and in the same position at HighMount Exploration & Production. Prior to those roles, he served as Chief Financial Officer of SunCap Financial and as an investment banker with Credit Suisse. Mr. Haggard holds a Master of Management from the Kellogg School of Management at Northwestern University and a Bachelor of Science in Business Administration from Georgetown University.

About Callon Petroleum Company

Callon Petroleum is an independent oil and natural gas company focused on the acquisition, exploration and development of high-quality assets in the leading oil plays of South and West Texas.

This news release is posted on the Company's website at www.callon.com and will be archived there for subsequent review under the “News” link on the top of the homepage.

Contact:

Mark Brewer
Director of Investor Relations
Callon Petroleum Company
ir@callon.com
1-281-589-5200
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